On June 14, 2018 (the "Acquisition Date"), through a series of related transactions, Time Warner Inc. was merged into (the "Merger") Warner Media, LLC ("WarnerMedia"), a direct wholly owned subsidiary of AT&T Inc. The financial information presented herein reflects the historical financial information and results of Time Warner Inc. through the Acquisition Date combined with the results of WarnerMedia from the Acquisition Date through June 30, 2018. These combined results do not reflect the impact of any purchase accounting adjustments related to the Merger. AT&T Inc.'s financial results for the period ended June 30, 2018 reflect WarnerMedia's results for the period subsequent to the Acquisition Date. This information is being provided solely to illustrate what Time Warner Inc.'s financial results for the period ended June 30, 2018 would have been absent the Merger. In future quarters, financial results for WarnerMedia for the full quarter will be included in the consolidated financial results of AT&T Inc. and will not be provided separately.

Company Results
Revenues increased 6% to $7.8 billion due to increases at all operating divisions, partially offset by a negative swing in intersegment eliminations. Operating Income decreased 27% to $1.2 billion, primarily due to higher expenses related to the AT&T merger at the Corporate segment, in addition to a decrease at Turner and higher intersegment eliminations, partially offset by an increase at Warner Bros., while Home Box Office remained essentially flat. Operating Income included $548 million of costs related to the AT&T merger. Adjusted Operating Income increased 1% to $1.8 billion, due to increases at Warner Bros. and Home Box Office, partially offset by a negative swing in intersegment eliminations and a decline at Turner.
For the first six months of 2018, both Cash Provided by Operations from Continuing Operations and Free Cash Flow totaled $2.5 billion, increasing 3% and 12%, respectively, compared to the first six months of 2017.
Refer to "Use of Non-GAAP Financial Measures" in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Segment Performance
The schedule below reflects Warner Media's financial performance for the three and six months ended June 30, by line of business (millions).
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues:
Turner	$3,227	$3,102	$6,571	$6,190
Home Box Office	1,667	1,476	3,286	3,044
Warner Bros.	3,306	2,988	6,544	6,353
Intersegment eliminations	(405)	(236)	(610)	(522)
Total Revenues	$7,795	$7,330	$15,791	$15,065

Operating Income (Loss) (a):
Turner	$906	$1,050	$1,998	$2,220
Home Box Office	530	532	1,046	1,117
Warner Bros.	256	225	578	715
Corporate	(416)	(126)	(549)	(240)
Intersegment eliminations	(40)	16	(26)	(35)
Total Operating Income	$1,236	$1,697	$3,047	$3,777

Adjusted Operating Income (Loss) (a):
Turner	$999	$1,030	$2,127	$2,217
Home Box Office	569	547	1,104	1,144
Warner Bros.	338	263	721	775
Corporate	(80)	(96)	(160)	(184)
Intersegment eliminations	(40)	16	(26)	(35)
Total Adjusted Operating Income	$1,786	$1,760	$3,766	$3,917

Depreciation and Amortization:
Turner	$58	$56	$114	$110
Home Box Office	28	23	58	46
Warner Bros.	75	83	152	164
Corporate	7	7	15	14
Total Depreciation and Amortization	$168	$169	$339	$334
(a)
For both the three and six months ended June 30, 2018, Other Restructuring and severance costs included in Operating Income (Loss) and Adjusted Operating Income (Loss) (i.e., restructuring and severance costs not related to the AT&T merger) were as follows (millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Turner	$(4)	$(5)	$(2)	$(7)
Home Box Office	(11)	(3)	(24)	(5)
Warner Bros.	1	—	13	(9)
Corporate	—	—	(1)	1
Other Restructuring and Severance Costs	$(14)	$(8)	$(14)	$(20)

Presented below is a discussion of the performance of Warner Media's segments for the second quarter of 2018. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
TURNER
Revenues increased 4% ($125 million) to $3.2 billion, due to increases of 6% ($102 million) in Subscription revenues and 3% ($36 million) in Advertising revenues, partially offset by a decline of 8% ($13 million) in Content and other revenues. Subscription revenues benefited from higher domestic rates and growth at Turner's international networks, partially offset by the impact of lower domestic subscribers and unfavorable foreign exchange rates. The increase in Advertising revenues was mainly due to growth at Turner's sports properties, primarily related to the NBA, including additional regular season and playoff games.
Operating Income decreased 14% ($144 million) to $906 million. The growth in revenues was more than offset by higher expenses, mainly increased programming costs. Programming expenses grew 13% primarily due to higher sports costs, including those associated with NBA programming, and higher original programming costs at Turner's domestic entertainment networks. Operating Income included $93 million of costs related to the AT&T merger.
Adjusted Operating Income decreased 3% ($31 million) to $999 million.
In July, Turner received 33 Primetime Emmy Awards nominations. During the second quarter of 2018, Turner had three of the top five ad-supported cable networks in primetime among adults 18-49 with TNT, TBS and Adult Swim ranking #1, #3 and #5, respectively, and Adult Swim was the #1 ad-supported cable network in total day among adults 18-34 and 18-49. CNN remained the leading digital news destination for multiplatform unique visitors and video starts for the tenth and thirteenth consecutive quarter, respectively. Year-to-date, season two of TNT's Claws ranks among the top ten cable dramas of 2018 among adults 18-49, posting the largest season-over-season growth across all returning cable dramas, and the series was recently renewed along with Animal Kingdom for a third and fourth season, respectively. TBS renewed The Last O.G. for a second season and the series ranks #1 across all cable comedies year-to-date among adults 18-49. Viewership of NBA on TNT during the 2018 NBA playoffs was up 19% compared to the prior season. Game 7 of the 2018 NBA Western Conference Finals on TNT was the second most-watched NBA telecast in cable television history with an average of nearly 15 million total viewers, following the all-time record set by TNT's Game 7 telecast in 2016.
HOME BOX OFFICE
Revenues increased 13% ($191 million) to $1.7 billion, due to increases of 13% ($172 million) in Subscription revenues and 16% ($19 million) in Content and other revenues. Subscription revenues grew primarily due to higher domestic subscribers and rates and international growth. Content and other revenues increased due to higher licensing revenues.
Operating Income remained essentially flat at $530 million. The growth in revenues was offset by increased expenses, including programming and marketing costs. Programming expenses increased 15% due to higher original and acquired programming costs. The increase in marketing costs was related to original programming. Operating Income included $39 million of costs related to the AT&T merger.
Adjusted Operating Income increased 4% ($22 million) to $569 million.
In July, HBO received 108 Primetime Emmy nominations, marking the eighth year that HBO has received 100 or more nominations. Game of Thrones led as the most-nominated program with 22 nominations, including for Outstanding Drama Series, and Westworld, which is produced by Warner Bros., received 21 nominations. HBO recently renewed Succession for a second season. Andre the Giant is HBO's most-watched sports documentary.

WARNER BROS.
Revenues increased 11% ($318 million) to $3.3 billion, reflecting higher television revenues, partially offset by lower games revenues. The increase in television revenues was primarily due to higher initial telecast revenues in addition to higher licensing revenues. Games revenues declined as the prior year quarter benefited from the release of Injustice 2. Theatrical revenues were essentially flat as the prior year quarter included a more favorable mix of home entertainment and theatrical releases, which was offset by higher television licensing revenues of theatrical product in the current year quarter.
Operating Income increased 14% ($31 million) to $256 million, primarily due to the increase in revenues, partially offset by higher selling, general and administrative costs and film valuation adjustments. Operating Income included $81 million of costs related to the AT&T merger.
Adjusted Operating Income increased 29% ($75 million) to $338 million.
In July, Warner Bros. received 46 Primetime Emmy nominations. For the 2017-2018 broadcast television season to date, among adults 18-49, Warner Bros. is producing half of the top 10 comedies and four of the top 5 unscripted series. Heading into the 2018-2019 television season, Warner Bros. is producing over 75 series across all networks and services, its highest number ever, and is producing 34 shows for the broadcast networks, 23 of which are returning series. Warner Bros. and DC Entertainment recently announced the launch in Fall 2018 of DC Universe, a first-of-its-kind digital subscription service, offering access to new and library television series, films, digital comic books and other content.

USE OF NON-GAAP FINANCIAL MEASURES
The Company utilizes Adjusted Operating Income (Loss) and Adjusted Operating Income margin, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company's businesses. Some limitations of Adjusted Operating Income (Loss) and Adjusted Operating Income margin are that they do not reflect certain charges that affect the operating results of the Company's businesses and they involve judgment as to whether items affect fundamental operating performance.
Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); costs related to the AT&T merger (including retention and incentive, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations.
Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), to the extent such costs are expensed, and contingent consideration payments made in connection with acquisitions, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate the performance and liquidity of its businesses and considers Free Cash Flow when making decisions regarding strategic investments. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company's liquidity, including its ability to reduce net debt and make strategic investments.
A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss) and Free Cash Flow should be considered in addition to, not as a substitute for, the Company's Operating Income (Loss) and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS
Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

WARNER MEDIA, LLC
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited; dollars in millions)
Reconciliations of
Adjusted Operating Income (Loss) to Operating Income (Loss) and
Adjusted Operating Income Margin to Operating Income Margin
Three Months Ended June 30, 2018
	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$999	$—	$—	$(93)	$—	$906
Home Box Office	569	—	—	(39)	—	530
Warner Bros.	338	(1)	—	(81)	—	256
Corporate	(80)	—	—	(335)	(1)	(416)
Intersegment eliminations	(40)	—	—	—	—	(40)
Warner Media	$1,786	$(1)	$—	$(548)	$(1)	$1,236
Margin(a)	22.9%	—%	—%	(7.0)%	—%	15.9%
Three Months Ended June 30, 2017
	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$1,030	$—	$49	$(29)	$—	$1,050
Home Box Office	547	—	—	(15)	—	532
Warner Bros.	263	(1)	—	(27)	(10)	225
Corporate	(96)	—	—	(30)	—	(126)
Intersegment eliminations	16	—	—	—	—	16
Warner Media	$1,760	$(1)	$49	$(101)	$(10)	$1,697
Margin(a)	24.0%	—%	0.7%	(1.4)%	(0.1)%	23.2%

(a) Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

WARNER MEDIA, LLC
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited; dollars in millions)
Reconciliations of
Adjusted Operating Income (Loss) to Operating Income (Loss) and
Adjusted Operating Income Margin to Operating Income Margin
Six Months Ended June 30, 2018
	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$2,127	$—	$1	$(130)	$—	$1,998
Home Box Office	1,104	—	—	(58)	—	1,046
Warner Bros.	721	(1)	(24)	(118)	—	578
Corporate	(160)	—	—	(388)	(1)	(549)
Intersegment eliminations	(26)	—	—	—	—	(26)
Warner Media	$3,766	$(1)	$(23)	$(694)	$(1)	$3,047
Margin(a)	23.8%	—%	(0.1)%	(4.4)%	—%	19.3%
Six Months Ended June 30, 2017
	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$2,217	$—	$55	$(51)	$(1)	$2,220
Home Box Office	1,144	—	—	(27)	—	1,117
Warner Bros.	775	(2)	1	(49)	(10)	715
Corporate	(184)	—	—	(56)	—	(240)
Intersegment eliminations	(35)	—	—	—	—	(35)
Warner Media	$3,917	$(2)	$56	$(183)	$(11)	$3,777
Margin(a)	26.0%	—%	0.4%	(1.2)%	(0.1)%	25.1%

(a) Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

WARNER MEDIA, LLC
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited; millions)
Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cash provided by operations from continuing operations	$1,213	$995	$2,534	$2,461
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	315	8	335	13
Less capital expenditures	(184)	(104)	(331)	(202)
Less principal payments on capital leases	(4)	(8)	(15)	(11)
Free Cash Flow	$1,340	$891	$2,523	$2,261